Exhibit 99.1

INVESTOR RELATIONS: John Merriwether, 866-248-3872 InvestorRelations@amctheatres.com MEDIA CONTACTS: Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

AMC Entertainment Holdings, Inc. Announces

Record Second Quarter 2018 Results

LEAWOOD, KANSAS - (August 1, 2018) -- AMC Entertainment Holdings, Inc. (NYSE: AMC) (“AMC” or “the Company”), today reported results for the second quarter ended June 30, 2018.

Highlights for the second quarter ended June 30, 2018, include the following:

•	AMC set second quarter records for the three months ended June 30 period for all revenue categories: admissions, food and beverage and other.

•

Total revenues increased 20.0% to $1,442.5 million compared to total revenues of $1,202.3 million for the three months ended June 30, 2017. Total revenues in the quarter included approximately $313.2 million of revenues from our international theatres as compared to $294.9 million for the three months ended June 30, 2017.

•	Admissions revenues increased 17.7% to $896.3 million compared to $761.4 million for the same period a year ago.

•	Food and beverage revenues increased 19.2% to $445.8 million, compared to $374.1 million for the three months ended June 30, 2017.

•

Earnings before income taxes increased $305.7 million to $19.6 million, compared to a loss of $286.1 million for the same quarter a year ago. Included in the loss before income taxes for the second quarter ended June 30, 2017 was a $202.6 million other-than-temporary pre-tax impairment loss related to AMC’s investment in National CineMedia, LLC and National CineMedia, Inc. (“NCM”).

•	Net earnings increased $198.7 million to net earnings of $22.2 million compared to net loss of $176.5 million for the three months ended June 30, 2017.

•

Diluted earnings per share (“diluted EPS”) increased by $1.52 to $0.17 per share compared to a net loss of $1.35 per share for the same period a year ago.  Weighted average diluted shares outstanding in the second quarter of 2018 decreased approximately 2.3% compared to the second quarter last year as a result of the effect of 3.7 million shares repurchased since August 2017.

•

Total Adjusted EBITDA(1) increased 80.3% to $244.8 million compared to $135.8 million for the three months ended June 30, 2017.  U.S. markets Adjusted EBITDA for the second quarter grew 93.2% to $222.2 compared to $115.0 million in the same period last year.  International Adjusted EBITDA for the second quarter grew 8.7% to $22.6 million compared to $20.8 million a year ago.

(1) Reconciliations and definitions of non-GAAP financial measures are provided in the financial schedules accompanying this press release.

Adam Aron, CEO and President of AMC said, “Obviously we are very pleased by AMC’s record results for the second quarter of 2018, especially given the magnitude of the impressive 20.0% increase in total revenues and an 80.3% year over year growth in Adjusted EBITDA for AMC. Our success was the result of our continued innovation in the design of our marketing programs and the theatrical experience we offer our guests, as well as an intense focus on the disciplined execution of our financial and operational strategies. And we had the opportunity to do so against a backdrop of a record setting industry movie slate that delivered the highest quarterly domestic box office admissions revenues in history.”

Aron added, “In the second quarter of 2018, once again AMC truly blazed new trails on a wide array of fronts. Our AMC Stubs program crossed 15 million-member households, and now stands at 15.8 million. We launched AMC Stubs A-List, which as of midnight last night had 181,790 paid members. Our online advance ticketing activity in the U.S. is soaring, up 131% year over year. AMC’s food and beverage revenue per patron in the U.S. was $5.29, the highest of any major U.S. operator. Looking globally, AMC is the largest operator of premium large format screens in the world, and admissions revenues at our IMAX, Dolby Cinema and all of our premium large format screens grew in the quarter by 70.3% in the U.S. and 17.5% in Europe. In addition, we continued to march ahead renovating theatres with our signature recliner seats to very attractive financial returns both in the U.S. and in Europe, as well as in opening new theatres, with expectations to renovate 44 theatres and open 16 new ones this year. Nowhere did a theatre opening ever capture so much press attention as was the case at the new AMC Cinema in Riyadh. That April cinema unveiling, done in partnership with the sovereign wealth fund of Saudi Arabia, ended a 37-year ban on cinemas and is the first of what we expect will be 50-100 AMC Cinemas to open in the years ahead in our 16th country. We managed our expenses tightly, triggering a 570-basis point improvement to theatre adjusted EBITDA margins globally, including a 700-basis point margin improvement in the United States. And finally, in the quarter, we continued to buy back stock, pay an attractive dividend and deleverage -- in part due to our earnings strength and in part through AMC having successfully monetized some $500 million of non-strategic assets over the past 11 months. Taking all this together, AMC made enormous progress in the second quarter of 2018.”

Aron concluded, "While we are proud that AMC set financial records and outperformed the competition in Q2, it really shouldn’t be a surprise that AMC did well financially at a time when industry revenues were robust. What may be the biggest news of all, though, is just how healthy are both AMC and the movie business overall. This is a solid and steady industry over the long haul. Theatre revenues have been growing over the past two decades. Honing in on our U.S. business in April through June, AMC’s attendance per screen increased 21.1%, AMC’s domestic admissions revenues were up 22.8%, outpacing overall domestic industry box office revenues which were up a still noteworthy 21.4%. Consider that movie after movie has shattered attendance and revenue records this year, and that all-time overall monthly domestic industry box office revenue records were set in five different months out of the past ten. It is finally time for the sky-is-falling-in cynics to admit that they misinterpreted a brief slump in moviegoing last summer. Our industry is flourishing and strong, and the prospects for AMC are enormously bright.”

Highlights for the six months ended June 30, 2018, include the following:

•

Total revenues increased 13.8% to $2,826.1 million compared to total revenues of $2,483.7 million for the six months ended June 30, 2017.  Total revenues for 2018 included approximately $714.7 million of revenues from our international theatres as compared to $584.1 million in the six-month period a year ago.

•	Admissions revenues grew 12.2% to $1,771.3 million compared to $1,578.9 million for the six months ended June 30, 2017.

•	Food and beverage revenues increased 10.4% to $851.6 million, compared to $771.7 million for the six months ended June 30, 2017.

•

Earnings before income taxes increased $328.9 million to $42.0 million, compared to a loss of $286.9 million for the same quarter a year ago. Included in the loss before income taxes for the six months ended June 30, 2017 was a $204.5 million other-than-temporary pre-tax impairment loss related to AMC’s investment in NCM.

•	Net earnings increased $208.0 million to $39.9 million compared to a net loss of $168.1 million for the six months ended June 30, 2017.

•

Diluted EPS increased by $1.64 to $0.31 per share compared to loss of $1.33 per share for the same period a year ago.  Weighted average diluted shares outstanding for the six months ended June 30, 2018 increased approximately 1.4% compared to the second quarter last year as a result of the additional public offering of 20.3 million shares in February 2017 offset by the repurchase of 3.7 million shares since August 2017.

•

Total Adjusted EBITDA(1) grew 35.1% to $522.7 million compared to $386.9 million for the six months ended June 30, 2017.  U.S. markets Adjusted EBITDA for the six months grew 37.6% to $430.5 compared to $312.9 million in the same period last year.  International Adjusted EBITDA grew 24.6% to $92.2 million compared to $74.0 million in the same period a year ago.  Much of the growth in international Adjusted EBITDA is due to the March 28, 2017 acquisition of Nordic Cinema Group Holding AB (“Nordic”).

(1) (Reconciliations and definitions of non-GAAP financial measures are provided in the financial schedules accompanying this press release.)

CFO Commentary

Commentary on the quarter by Craig Ramsey, AMC's Executive Vice President and Chief Financial Officer, is available at http://investor.amctheatres.com.

Additional information detailing select unaudited pro forma financial data for the quarter ended June 30, 2017 is included in the second quarter 2018 CFO Commentary. The select unaudited pro forma data for the six-month period ended June 30, 2017 combines the historical financial data of AMC and Nordic, giving effect to the acquisition, financings and theatre divestitures related to our acquisition of Carmike Cinemas, Inc. (“Carmike”) as if they had been completed on January 1, 2017. The unaudited proforma data for the three-month period ended June 30, 2017 gives effect to the Carmike theatre divestitures. The historical consolidated financial information for Nordic has been adjusted to comply with U.S. GAAP. The classification of certain items presented by Nordic under IFRS has been modified in order to align with the presentation used by AMC under U.S. GAAP. In addition to the U.S. GAAP adjustments and the reclassifications, amounts have also been translated to U.S. Dollars. The unaudited pro forma financial information is provided for informational purposes only and is not necessarily indicative of what our results of operations would actually have been had the acquisitions occurred on the date indicated. Please refer to the August 1, 2017 Form 8-K and 8-K/A on December 4, 2017 for additional information on pro forma financial statement adjustments.  The historical results included in the CFO Commentary for the periods ended June 30, 2018 have been adjusted for constant currency. Constant currency amounts, which are non-GAAP measurements, were calculated using the average exchange rate for the corresponding pro forma period ended June 30, 2017.

Update on Share Repurchase Program

On August 3, 2017, AMC announced that its Board of Directors authorized the repurchase of up to $100 million of the Company’s Class A common stock over a two-year period.

As of August 1, 2018, the Company has repurchased approximately 56% of the authorized $100 million, having purchased approximately 3.7 million shares of AMC’s Class A common stock for approximately $55.7 million, representing an average share price of $15.07.

Dividends

On May 3, 2018, the Company declared a regular quarterly dividend of $0.20 per share for the quarter ended March 31, 2018, payable on June 25, 2018 to stockholders of record on June 11, 2018. The total dividends paid in the second quarter of 2018 were approximately $25.7 million.

On July 24, 2018, the Company declared a regular quarterly dividend of $0.20 per share for the quarter ended June 30, 2018, payable on September 24, 2018 to stockholders of record on September 10, 2018.

Conference Call / Webcast Information

The Company will host a conference call via webcast for investors and other interested parties beginning at 7:30 a.m. CDT/8:30 a.m. EDT on Wednesday, August 1, 2018. To listen to the conference call via the internet, please visit the investor relations section of the AMC website at www.investor.amctheatres.com for a link to the webcast. Investors and interested parties should go to the website at least 15 minutes prior to the call to register, and/or download and install any necessary audio software.

Participants may also listen to the call by dialing (877) 407-3982, or (201) 493-6780 for international participants.  An archive of the webcast will be available on the Company’s website after the call for a limited time.

About AMC Entertainment Holdings, Inc.

AMC is the largest movie exhibition company in the U.S., in Europe and throughout the world with more than 1,000 theatres and 11,000 screens across the globe. AMC has propelled innovation in the exhibition industry by: deploying its signature power-recliner seats; delivering enhanced food and beverage choices; generating greater guest engagement through its loyalty program, web site and smartphone apps; offering premium large format experiences and playing a wide variety of content including the latest Hollywood releases and independent programming. AMC operates among the most productive theatres in the United States' top markets, having the #1 or #2 market share positions in 22 of the 25 largest metropolitan areas of the United States, including the top three markets (NY, LA, Chicago). Through its Odeon subsidiary AMC operates in 14 European countries and is the #1 theatre chain in Estonia, Finland, Italy, Latvia, Lithuania, Norway, Spain, Sweden and UK & Ireland. In a joint partnership with The Development and Investment Entertainment Company, a subsidiary of The Public Investment Fund of Saudi Arabia, AMC also operates AMC Cinemas in the Kingdom of Saudi Arabia. For more information, visit www.amctheatres.com.

Website Information

This press release, along with other news about AMC, is available at www.amctheatres.com.  We routinely post information that may be important to investors in the Investor Relations section of our website, www.investor.amctheatres.com. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit www.investor.amctheatres.com to sign up for email alerts.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “plan,” “estimate,” “will,” “would,” “project,” “maintain,” “intend,” “expect,” “anticipate,” “prospect,” “strategy,” “future,” “likely,” “may,” “should,” “believe,” “continue,” “opportunity,” “potential,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks, trends, uncertainties and other facts that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks, trends, uncertainties and facts include, but are not limited to, risks related to: motion picture production and performance; AMC’s lack of control over distributors of films; intense competition in the geographic areas in which AMC operates; increased use of alternative film delivery methods or other forms of entertainment; shrinking exclusive theatrical release windows; international economic, political, regulatory and other risks; risks and uncertainties relating to AMC’s significant indebtedness; AMC’s ability to execute cost cutting and revenue enhancement initiatives; box office performance; limitations on the availability of capital; risks relating to AMC’s inability to achieve the expected benefits and performance from its recent acquisitions; AMC’s ability to refinance its indebtedness on favorable terms; optimizing AMC’s theatre circuit through construction and the transformation of its existing theatres may be subject to delay and unanticipated costs; failures, unavailability or security breaches of AMC’s information systems; risks relating to impairment losses, including with respect to goodwill and other intangibles, and theatre and other closure charges; AMC’s ability to utilize net operating loss carryforwards to reduce its future tax liability or valuation allowances taken with respect to deferred tax assets; review by antitrust authorities in connection with acquisition opportunities; risks relating to unexpected costs or unknown liabilities relating to recently completed acquisitions; risks relating to the incurrence of legal liability including costs associated with recently filed class action lawsuits; general political, social and economic conditions and risks, trends, uncertainties and other factors discussed in the reports AMC has filed with the SEC. Should one or more of these risks, trends, uncertainties or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of risks, trends and uncertainties facing AMC, see the section entitled “Risk Factors” in AMC’s Annual Report on Form 10-K, filed with the SEC on March 1, 2018, and the risks, trends and uncertainties identified in its other public filings. AMC does not intend, and undertakes no duty, to update any information contained herein to reflect future events or circumstances, except as required by applicable law.

(Tables follow)

AMC Entertainment Holdings, Inc.

Consolidated Statements of Operations

For the Fiscal Periods Ended 6/30/18 and 6/30/17

(dollars in millions, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenues
Admissions	$896.3	$761.4	$1,771.3	$1,578.9
Food and beverage	445.8	374.1	851.6	771.7
Other theatre	100.4	66.8	203.2	133.1
Total revenues	1,442.5	1,202.3	2,826.1	2,483.7

Operating costs and expenses
Film exhibition costs	471.4	379.8	897.9	799.4
Food and beverage costs	72.2	62.1	138.4	121.9
Operating expense, excluding depreciation and amortization below	424.5	389.2	836.4	745.6
Rent	199.7	199.8	389.4	390.2
General and administrative:
Merger, acquisition and transaction costs	4.3	11.5	9.0	51.7
Other, excluding depreciation and amortization below	43.0	46.1	87.2	80.4
Depreciation and amortization	137.7	133.3	268.2	258.6
Operating costs and expenses	1,352.8	1,221.8	2,626.5	2,447.8

Operating income (loss)	89.7	(19.5)	199.6	35.9
Other expense (income):
Other expense (income)	2.2	1.1	3.4	(1.5)
Interest expense:
Corporate borrowings	62.2	59.6	123.9	110.9
Capital and financing lease obligations	9.8	10.3	20.1	21.1
Non-cash NCM exhibitor service agreement	10.4	—	20.9	—
Equity in (earnings) loss of non-consolidated entities	(13.0)	195.0	(4.0)	197.3
Investment (income) expense	(1.5)	0.6	(6.7)	(5.0)
Total other expense	70.1	266.6	157.6	322.8

Earnings (loss) before income taxes	19.6	(286.1)	42.0	(286.9)
Income tax provision (benefit)	(2.6)	(109.6)	2.1	(118.8)
Net Earnings (loss)	$22.2	$(176.5)	$39.9	$(168.1)

Diluted earnings (loss) per share	$0.17	$(1.35)	$0.31	$(1.33)

Average shares outstanding diluted (in thousands)	128,105	131,166	128,042	126,290

Consolidated Balance Sheet Data (at period end):

(dollars in millions)

(unaudited)

	As of	As of
	June 30,	December 31,
	2018	2017
Cash and cash equivalents	$316.4	$310.0
Corporate borrowings	4,217.8	4,235.3
Other long-term liabilities	963.0	903.8
Capital and financing lease obligations	605.8	651.4
Stockholders' equity	1,969.9	2,112.4
Total assets	9,531.8	9,805.9

Consolidated Other Data:

(in millions, except operating data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Consolidated	2018	2017	2018	2017
Net cash provided by operating activities	$131.7	$(54.1)	$297.1	$118.4
Capital expenditures	$(133.8)	$(156.7)	$(241.1)	$(318.0)
Screen additions	17	23	40	42
Screen acquisitions	9	22	31	705
Screen dispositions	44	219	134	236
Construction openings (closures), net	(65)	10	(118)	14
Average screens	10,684	10,776	10,737	10,606
Number of screens operated	10,988	11,083	10,988	11,083
Number of theatres operated	1,005	1,009	1,005	1,009
Screens per theatre	10.9	11.0	10.9	11.0
Attendance (in thousands)	91,245	81,636	182,177	174,990

Segment Other Data:

(in millions, except per patron amounts and operating data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Other operating data:
Attendance (patrons, in thousands):
U.S. markets	69,751	57,949	131,607	124,772
International markets	21,494	23,687	50,570	50,218
Consolidated	91,245	81,636	182,177	174,990

Average ticket price (in dollars):
U.S. markets	$9.95	$9.76	$9.87	$9.49
International markets	$9.40	$8.28	$9.34	$7.85
Consolidated	$9.82	$9.33	$9.72	$9.02

Food and beverage revenues per patron (in dollars):
U.S. markets	$5.29	$5.19	$5.17	$5.02
International markets	$3.56	$3.10	$3.38	$2.89
Consolidated	$4.89	$4.58	$4.67	$4.41

Average Screen Count (month end average):
U.S. markets	8,010	8,059	8,053	8,111
International markets	2,674	2,717	2,684	2,495
Consolidated	10,684	10,776	10,737	10,606

Segment Information

(unaudited, in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenues
U.S. markets	$1,129.3	$907.4	$2,111.4	$1,899.6
International markets	313.2	294.9	714.7	584.1
Consolidated	$1,442.5	$1,202.3	$2,826.1	$2,483.7

Adjusted EBITDA
U.S. markets	$222.2	$115.0	$430.5	$312.9
International markets	22.6	20.8	92.2	74.0
Consolidated	$244.8	$135.8	$522.7	$386.9

Capital Expenditures
U.S. markets	$101.0	$139.4	$172.0	$289.7
International markets	32.8	17.3	69.1	28.3
Consolidated	$133.8	$156.7	$241.1	$318.0

Reconciliation of Adjusted EBITDA:

(dollars in millions)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net earnings (loss)	$22.2	$(176.5)	$39.9	$(168.1)
Plus:
Income tax provision (benefit)	(2.6)	(109.6)	2.1	(118.8)
Interest expense	82.4	69.9	164.9	132.0
Depreciation and amortization	137.7	133.3	268.2	258.6
Certain operating expenses (2)	5.7	3.5	9.4	8.8
Equity in (earnings) loss of non-consolidated entities (3)	(13.0)	195.0	(4.0)	197.3
Cash distributions from non-consolidated entities (4)	3.5	2.2	27.8	26.6
Attributable EBITDA (5)	(0.4)	1.0	1.6	1.0
Investment income (expense)	(1.5)	0.6	(6.7)	(5.0)
Other expense (income) (6)	2.5	1.0	3.7	(1.2)
General and administrative expense—unallocated:
Merger, acquisition and transaction costs (7)	4.3	11.5	9.0	51.7
Stock-based compensation expense (8)	4.0	3.9	6.8	4.0
Adjusted EBITDA(1)	$244.8	$135.8	$522.7	$386.9

1)

We present Adjusted EBITDA as a supplemental measure of our performance.  We define Adjusted EBITDA as net earnings plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in international markets and any cash distributions of earnings from other equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.  Adjusted EBITDA is a non-U.S. GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and estimate our value.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example,

Adjusted EBITDA:

•	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

•	excludes income tax payments that represent a reduction in cash available to us;

•	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; and

•	does not reflect the impact of divestitures that may be required in connection with recently completed acquisitions.

2)

Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens including the related accretion of interest, non-cash deferred digital equipment rent expense, and disposition of assets and other non-operating gains or losses included in operating expenses. The Company has excluded these items as they are non-cash in nature, include components of interest cost for the time value of money or are non-operating in nature.

3)

Equity in (earnings) loss of non-consolidated entities includes a lower of carrying value or fair value impairment loss of the held-for sale portion of our investment in NCM of $16.0 million for the six months ended June 30, 2018. The three and six months ended June 30, 2017 included an other-than-temporary impairment loss of $202.6 million and $204.5 million, respectively on our investment in NCM. The impairment charges reflect recording our held-for-sale units and other-than-temporary impaired shares at the publicly quoted per share price on March 31, 2018 of $5.19 and June 30, 2017 of $7.42. Equity in loss of non-consolidated entities also includes loss on the surrender (disposition) of a portion of the Company’s investment in NCM of $1.1 million during the three months ended March 31, 2018.

4)

Includes U.S. non-theatre distributions from equity method investments and International non-theatre distributions from equity method investments to the extent received. The Company believes including cash distributions is an appropriate reflection of the contribution of these investments to its operations.

5)

Attributable EBITDA includes the EBITDA from minority equity investments in theatre operators in certain international markets. See below for a reconciliation of the Company’s equity loss of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where the Company holds a significant market share, the Company believes attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments. The Company also provides services to these theatre operators including information technology systems, certain on-screen advertising services and our gift card and package ticket program. As these investments relate only to our Nordic acquisition, the second quarter of 2017 represents the first time the Company has made this adjustment and does not impact prior historical presentations of Adjusted EBITDA.

Reconciliation of Attributable EBITDA (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Equity in (earnings) loss of non-consolidated entities	$(13.0)	$195.0	$(4.0)	$197.3
Less:
Equity in (earnings) loss of non-consolidated entities excluding international theatre JV's	(13.9)	195.3	3.6	197.6
Equity in earnings (loss) of International theatre JV's	(0.9)	0.3	0.4	0.3
Depreciation and amortization	0.5	0.7	1.2	0.7
Attributable EBITDA	$(0.4)	$1.0	$1.6	$1.0

6)	Other income for the three and six months ended June 30, 2018 includes financing related foreign currency transaction losses.

7)	Merger, acquisition and transition costs are excluded as they are non-operating in nature.

8)	Non-cash or non-recurring expense included in General and Administrative: Other.

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